EX-35.5
(logo) NEWMARK
REALTY CAPITAL, INC.

March 7, 2008


Colleen Thompson
Capmark Finance Inc.


Re: Annual Compliance Statement (pursuant to Item 1123 of Regulation AB) for Capmark Finance, Inc., as Master Servicer with regard to the Primary Servicing Agreement dated December 20, 2007 between NRC Group, Inc., as Primary Servicer, and Capmark Finance Inc., as Master Servicer, for the JP Morgan Chase Commercial Mortgage Securities Commercial Mortgage Pass-Through Certificates Series 2007-C1.

I, Michael Heagerty, a Principal of NRC Group, Inc., on behalf of NRC Group, Inc. as Subservicer, certify to the Capmark Finance, Inc., and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification that:

I am responsible for reviewing the activities performed by the Primary Servicer under the Primary Servicing Agreement as referenced above, and based on my knowledge with respect to the Primary Servicer during the preceding calendar year, the Primary Servicer has fulfilled its material obligations under the Primary Servicing Agreement.


SUBSERVICER:
NRC GROUP, INC.

By: /s/ Michael Heagerty
Date: 3-7-08
Title: President



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